Global Real Estate Investment Fund II
Exhibit 77C Matters submitted to a vote
of security holders

RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
the AllianceBernstein Global Real Estate Investment Fund II
(the Fund) was held on November 5, 2010 (the Meeting).
At the Meeting, with respect to the election of Directors for the Fund, the required number of outstanding shares was voted in favor of the proposal, and the proposal was approved. A description of the proposal and number of shares voted at the Meeting is as follows:

Proposal: The election of the Directors, each such Director to serve a term of an indefinite duration and until his or her successor is duly elected and qualifies.

			Voted For 	Withheld Authority
John H. Dobkin		33,168,474	746,004
Michael J. Downey	33,258,737	655,741
William H. Foulk, Jr.	33,201,656	712,822
D. James Guzy		33,210,101	704,377
Nancy P. Jacklin	33,311,610	602,868
Robert M. Keith		33,310,592	603,886
Garry L. Moody		33,310,592	603,886
Marshall C. Turner, Jr.	33,268,631	645,847
Earl D. Weiner		33,259,288	655,190

ablegal -  2076625 v1